Exhibit 99.1

Ampio Provides Update on Results from Pre-IND Enabling Studies

ENGLEWOOD, Colo., February 14, 2024 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (the “Company” or “Ampio”), a pre-revenue stage biopharmaceutical company focused on development of a potential treatment for osteoarthritis as part of its OA-201 program, today announced the efficacy results from recently completed nonclinical pre-IND enabling studies with OA-201, Ampio’s only product development opportunity. Ampio reported that the efficacy results of these studies do not support an Investigational New Drug (“IND”) submission which was anticipated in early 2025. Specifically, whereas previous smaller studies had demonstrated that OA-201 showed efficacy versus saline control to reduce pain and preserve cartilage in nonclinical models of osteoarthritis of the knee, the pain reduction benefit was not observed in the data from the recent set of preclinical studies which utilized a larger population of animal subjects.

“We believe we need to demonstrate a statistically significant improvement in both pain reduction and cartilage protection to support the IND and justify the capital necessary to complete the planned Phase 1/2 trial. The data from the larger nonclinical pain reduction trial simply do not support the same pain reduction benefit as was demonstrated in the earlier, smaller, proof-of-concept trials,” said Michael A. Martino, Ampio’s Chief Executive Officer.

The Company’s management and the Board are currently assessing both internal and external options. The Company will be taking immediate actions to preserve its cash in order to be able to adequately fund any option identified by the Board.

About Ampio Pharmaceuticals, Inc.

Located in Englewood, Colorado, Ampio Pharmaceuticals, Inc. is focused on the development of a potential treatment for osteoarthritis as part of its OA-201 program. The OA-201 development program is exploring Ampio’s unique and proprietary small molecule formulation as a potential treatment of osteoarthritis of the knee (“OAK”) and other joints.

Caution Regarding Forward-Looking Statements

All statements other than statements of historical facts contained in this press release, including statements regarding future expectations, plans and prospects for the Company, including but not limited to statements about its ability to identify, assess and execute any internal or external option or realize any value from its existing assets or business, its ability to preserve cash in order to adequately fund the Company’s operations, the ability of the Company to continue as a going concern, are forward-looking statements. Words such as “may”, “will”, “should”, “forecast”, “could”, “expect”, “suggest”, “believe”, “estimate”, “continue”, “anticipate”, “intend”, “ongoing”, “opportunity”, “potential”,

“predicts”, “seek”, “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology, typically identify forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties including: (i) the Company’s ability to identify, assess and execute any internal or external option; (ii) the ability to retain key personnel in order to pursue any internal or external option; (iii) the adequacy of the Company’s capital resources in light of changing circumstances; and (iv) other important factors that are described in “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent periodic reports filed with the SEC.

We undertake no obligation to update or revise publicly any forward-looking statements to reflect events or circumstances after the date of such statements for any reason, except as otherwise required by law.

For more information, contact:

Ampio Pharmaceuticals, Inc.

Michael A. Martino

Chief Executive Officer

mmartino@ampiopharma.com